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                                                                EXHIBIT 99.2



[Martin Marietta Materials Letterhead]



                                                      NEWS RELEASE



FOR IMMEDIATE RELEASE                 Contact:  Janice K. Henry
                                                Vice President, Chief
                                                   Financial Officer
                                                   and Treasurer
                                                (919) 783-4658


                        MARTIN MARIETTA MATERIALS, INC.
                   COMPLETES PURCHASE OF AMERICAN AGGREGATES

RALEIGH, North Carolina (May 29, 1997) - Martin Marietta Materials, Inc. (NYSE:MLM) today announced that it has completed the purchase of all the common stock of American Aggregates Corporation, along with certain other assets from CSR America, Inc., at a cash purchase price of $229.7 million, plus certain liabilities primarily related to current liabilities and certain reclamation matters. The purchase price is subject to certain post-closing adjustments related to working capital. The transaction includes all of American Aggregates' quarry operations in Ohio and Indiana, but excludes the Michigan operations.

     The existing operations of Martin Marietta Materials in Illinois and Indiana will be combined with the acquired operations to form a new business unit called the MidAmerica Division, which includes 37 quarries located in Ohio, Indiana and Illinois. Geoff Harris (49), the current President of American Aggregates, has agreed to join Martin Marietta Materials as President of the MidAmerica Division. Mr. Harris has over 30 years of experience in the industry and has managed American Aggregates for the past 8 years.

     In commenting on the acquisition, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, stated, "The purchase of American Aggregates' operations in Indiana and Ohio significantly expands our presence in an area that we have targeted for growth. We believe that the acquisition offers an excellent opportunity to increase our sales and earnings in 1997 and beyond."


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Martin Marietta Completes Purchase
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May 29, 1997



     American Aggregates is the leading supplier of aggregates products in Indianapolis, Cincinnati, Dayton and Columbus. The purchase includes operations with an annual production capacity in excess of 25 million tons, over 10,000 acres of property, and mineral reserves in excess of 1 billion tons.

     Martin Marietta also announced that in a proposed consent order with the Justice Department, the Company will sell one quarry location in Indianapolis. The Company is currently in negotiations with potential purchasers.

     Through its Aggregates division, Martin Marietta Materials sells products primarily to customers in the southeastern, midwestern and central regions of the United States from a network of more than 250 quarries and distribution facilities, including operations acquired through this transaction. The Aggregates division's shipments in 1996 exceeded 100 million tons.

     Martin Marietta Materials is the nation's second largest producer of construction aggregates and a leading producer of magnesia-based chemical and refractory products used in a wide variety of industries.



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     Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies - including political, economic, regulatory, climactic, competitive, and technological - any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Corporation's filings with the Securities and Exchange Commission.
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